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                                                               EXHIBIT 10.23
                                 AMENDED AND RESTATED
                                  LICENSE AGREEMENT


     AMENDED AND RESTATED LICENSE AGREEMENT, dated as of May 7, 1992, and amended and restated as of March 11, 1998, by and between GalaGen Inc., a Delaware corporation ("Licensor") and Land O'Lakes, Inc., a Minnesota cooperative corporation ("Land O'Lakes").

     Licensor and Land O'Lakes are parties to that certain License Agreement dated as of May 7, 1992 (the "1992 License Agreement") by and between Licensor's predecessor, Procor Technologies, Inc., a Minnesota corporation, and Land O'Lakes. Licensor and Land O'Lakes desire to amend and restate the 1992 License Agreement as provided herein.

     NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements herein contained, the parties agree that the 1992 License Agreement shall be amended and restated in its entirety as set forth herein and shall be in full force and effect as follows:

     1. DEFINITIONS. The following terms shall have the indicated meanings:

          "Animal Products" means any food or Functional Food, drug or medication for use by any animal.

          "Approved Collaborators" means the entities and businesses (and, in each case, their successors) listed on Schedule A attached hereto, as well as any others requested by Licensor from time to time and approved by Land O'Lakes.

          "Existing Procor Technology" means information, technology and skills possessed by Licensor as of the date of this Agreement for obtaining and processing bovine milk-derived, immunoglobulin (IgG) -based passive immunity products.

          "FDA" means the United States Food and Drug Administration.

          "Farm Animals" means all animals of the species which are raised on farms in the United States for food or food related purposes, such as cows, pigs, goats, sheep, chickens, turkeys, geese and ducks, and shall also include horses, dogs and cats. "Farm Animals" does not include animals that are primarily for laboratory use, such as primates, rats and mice.

          "Functional Foods" means foods, food additives, food components, food ingredients, dietary foods, chewing gum, snack foods, beverages, engineered foods, supplements and medical foods, in each case which are marketed for oral consumption

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     and which provide any kind of nutritional, health or medical benefits or functionality, including the prevention or treatment of disease, but excluding (i) Infant Formula, (ii) any prescription drug for human use, or (iii) any over-the-counter drug for human use regulated by the FDA.

          "Infant Formula" means a liquid (or powder to be mixed with water) for oral consumption by human infants and children as a food or nutritional supplement.

          "New Technologies" means information, technology and skills now possessed or hereafter developed or acquired by Licensor for products or services that are not bovine milk-derived, immunoglobulin (IgG)-based passive immunity products or services. Transgenics is an example of a New Technology.

          "Procor Technology Improvements" means information, technology and skills developed or acquired by Licensor after the date of this License Agreement and prior to the fifteenth (15th) anniversary of the date of this License Agreement for obtaining or processing bovine milk-derived, immunoglobulin (IgG)-based passive immunity products.

          "Reserved Food Product" means any food product that (i) is included within one of the categories listed on Schedule B attached hereto and
     (ii) contains bovine milk-derived, immunoglobulin (IgG)-based passive immunity ingredients.

          "First Refusal Food Product" means any food product that (i) is included within one of the categories listed on Schedule C attached hereto and (ii) contains bovine milk-derived, immunoglobulin (IgG)-based passive immunity ingredients.

     2. GRANT OF LICENSE; SUBLICENSING. (a) Upon the terms and conditions herein set forth, Licensor hereby grants Land O'Lakes a perpetual paid-up, world-wide license to use the Existing Procor Technology, whether patented or unpatented, for (i) Animal Products, (ii) Functional Foods, and (iii) Infant Formula.

     (b) Land O'Lakes shall have the right to sublicense to others the right to use the Existing Procor Technology, whether patented or unpatented, for use in (i) Animal Products and (ii) Functional Foods. Land O'Lakes shall provide Licensor with 15 days prior written notice of and a copy of any such sublicense.

     (c) Any sublicense granted by Land O'Lakes pursuant to this Section 2 shall require each sublicensee to maintain the confidentiality of confidential or proprietary Existing Procor Technology and other confidential or proprietary information of Licensor.

     3. RIGHT OF FIRST REFUSAL. In the event Licensor intends to grant any third party any right to distribute or market (i) any Animal Products for use by Farm Animals and

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which are based on New Technologies, or (ii) any Animal Products for use by
animals other than Farm Animals and which are based on Procor Technology Improvements, then Licensor shall give written notice to Land O'Lakes prior to any such grant. Such notice shall state the material terms of the proposed grant, such as a description of the proposed distribution or marketing activities to be undertaken, the costs or obligations proposed to be borne by the third party, any quotas or minimums, pricing, commissions or other compensation, customer or prospect restrictions or requirements, and territories. Upon receipt of Licensor's written notice, Land O'Lakes shall have a right of first refusal for a period of ninety (90) days to enter into an agreement with Licensor to undertake the distribution and marketing activities described in Licensor's notice on the same terms as described in such notice. In the event that within such ninety (90) day period Land O'Lakes does not exercise such right of first refusal, then Licensor shall have the right for a subsequent ninety (90) day period to conclude its proposed grant of distribution or marketing rights to the third party on the terms stated in its notice to Land O'Lakes, free and clear of Land O'Lakes right of first refusal. If such grant is not completed within such subsequent ninety (90) day period, then Land O'Lakes right of first refusal shall again come into effect.

     4. ROYALTY. In consideration for the license and rights hereunder granted, Land O'Lakes shall pay to Licensor a fee of $10,000.00, due and payable within fifteen (15) days after the date hereof, which amount constitutes payment for a fully paid license for the rights hereunder granted. No additional consideration shall be due.

     5. DELIVERY OF DOCUMENTATION. Within sixth (60) days after execution of this Agreement, Licensor shall deliver to Licensee:

     (a) such documentation, data and information necessary and appropriate for the use and commercialization of Land O'Lakes; and

     (b) a complete, documented, up-to-date, and correct manufacturing protocol for all Animal Products which have been manufactured by Licensor to date.

     6. OTHER ACTIVITIES BY LICENSOR. Licensor and Land O'Lakes acknowledge and agree that Licensor's ability to use, improve, exploit, license or share Existing Procor Technology, Procor Technology Improvements and New Technologies shall not be limited or restricted except as specifically provided herein. By way of example only (and not by way of limitation), notwithstanding Section 10 below, Licensor has the ability to compete with respect to any "Functional Food" that is not a "Reserved Food Product" or "First Refusal Food Product," on its own or with any Approved Collaborator (as determined from Schedule A hereto as amended from time to time).

     7. REPRESENTATIONS, WARRANTIES AND COVENANTS. Licensor hereby covenants, represents and warrants that:

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     (a)  it has full right and power to grant the license and immunities herein set forth; and

     (b) it has no license or other agreements with or obligations, commitments, liens or mortgages and encumbrances of any kind which may diminish, encumber or limit in any manner the right granted to Land O'Lakes hereunder.

     (c) it will not divest itself of any Existing Procor Technology, Procor Technology Improvements, or New Technology that is subject to Land O'Lakes' Right of First Refusal under Section 3 above, where the effect of its doing so may be to diminish, encumber or impair the rights of Land O'Lakes thereunder.

     8.   TERM.  The term of this Agreement is perpetual.

     9. CONFIDENTIALITY. Land O'Lakes and Licensor each agrees that during the term of this Agreement and thereafter it shall not disclose to any third party any confidential or proprietary information concerning the other party or the other party's business which has been or is hereafter obtained by it. Land O'Lakes and Licensor each further agrees to protect and treat with the same care it uses in the protection of its own proprietary information all confidential or proprietary information concerning the other party For purposes of this agreement "confidential or proprietary information" means all information concerning a party and its research, products, services, production techniques, trade secrets, marketing, customers and business plans, except where such information is or becomes generally known to the public by means other than a breach of this Agreement.

     10. NON-COMPETITION. (a) Licensor shall not directly or indirectly, without Land O'Lakes prior written consent, prior to the fifteenth anniversary of the date of this Agreement, anywhere in the world use the Existing Procor Technology for manufacturing or marketing Animal Products or Reserved Food Product.

     (b) Licensor shall not directly or indirectly, without Land O'Lakes prior written consent, prior to the fifteenth anniversary of the date of this Agreement, anywhere in the world use the Procor Technology Improvements for manufacturing or marketing (i) Animal Products for Farm Animals or (ii) Reserved Food Product.

     (c) Land O'Lakes shall not directly or indirectly, prior to the fifteenth anniversary of the date of this Agreement, anywhere in the world engage in manufacturing or marketing (i) prescription drugs for human use, or
(ii) over-the-counter drugs for human use which are regulated by the FDA.

     (d) Licensor shall not directly or indirectly, without providing Land O'Lakes with those rights of first refusal and participation provided in Section 11 below, prior to the fifteenth anniversary of the date of this Agreement, collaborate with any other person or entity

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in manufacturing or marketing any First Refusal Food Product.  Without intending to limit the scope of any other activities that would be permitted hereunder, Land O'Lakes and Licensor specifically acknowledge and agree that this Section 10(d) shall not limit (i) any research and development activities or discussions, which may include third parties, conducted as part of normal business development activities or (ii) Licensor's ability to purchase ingredients or other supplies from any supplier.

     (e) Licensor shall not directly or indirectly, without Land O'Lakes prior written consent, prior to the fifteenth anniversary of the date of this Agreement, collaborate with any other person or entity in manufacturing or marketing any Reserved Food Product. Without intending to limit the scope of any other activities that would be permitted hereunder, Land O'Lakes and Licensor specifically acknowledge and agree that this Section 10(e) shall not limit (i) any research and development activities or discussions, which may include third parties, conducted as part of normal business development activities or (ii) Licensor's ability to purchase ingredients or other supplies from any supplier.

     11. RIGHTS OF FIRST REFUSAL AND PARTICIPATION. (a) If Licensor intends to collaborate with any other person or entity in manufacturing or marketing any First Refusal Food Product, then Licensor shall give written notice to Land O'Lakes prior to entering into any definitive agreement relating thereto. Such notice shall state the material terms of the proposed activities, such as a description of the proposed manufacturing, distribution or marketing activities to be undertaken, the costs or obligations proposed to be borne by each party, any quotas or minimums, pricing, commissions or other compensation, customer or prospect restrictions or requirements, specifications and quality parameters, and territories. Upon receipt of Licensor's written notice, Land O'Lakes shall have a right of first refusal for a period of thirty (30) days to enter into an agreement with Licensor to undertake the manufacturing, distribution and marketing activities described in Licensor's notice on the same terms as described in such notice. Land O'Lakes shall also have the right during such thirty (30) day period to negotiate in good faith its undertaking any part of the activities described in such notice if and to the extent that (i) Land O'Lakes is qualified to perform such activities as well or better than the other parties specified in the notice, consistent with the specifications and quality parameters required by the other participants and by applicable legal regulations and
(ii) Land O'Lakes agrees to perform such activities on terms which are commercially reasonable and which are no less favorable than would be negotiated between unrelated parties in an arm's-length transaction. If within such thirty (30) day period Land O'Lakes does not exercise such rights of first refusal or participation, then Licensor shall have the right for a subsequent ninety (90) day period to conclude its proposed agreement relating to the activities described in its notice to Land O'Lakes on substantially the terms stated in such notice and thereafter to engage in such activities without any time limit, free and clear of Land O'Lakes rights of first refusal and participation. If such grant is not completed within such subsequent ninety (90) day period, then Land O'Lakes rights of first refusal and participation shall again come into effect.

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          (b)  If Licensor intends to directly engage in manufacturing or marketing any First Refusal Food Product (as opposed to collaborating with any other person or entity, which is covered by Section 11(a) above), then Licensor shall give written notice to Land O'Lakes prior to commencing such manufacturing or marketing. Such notice shall describe in reasonable detail the proposed activities. Upon receipt of Licensor's written notice, Licensor and Land O'Lakes shall negotiate in good faith for a period of sixty (60) days to have Land O'Lakes undertake any part of the activities described in such notice if and to the extent that (i) Land O'Lakes desires to and is qualified to perform such activities consistent with the specifications and quality parameters required by the proposed activities and by applicable legal regulations and (ii) Land O'Lakes agrees to perform such activities on terms which are no less favorable than would be negotiated between unrelated parties in an arms's-length transaction. If Licensor negotiates with Land O'Lakes in good faith during such sixty (60) day period, then except to the extent Licensor and Land O'Lakes agree on Land O'Lakes' participation in the proposed activities, Licensor shall have the right to proceed with the activities described in its notice to Land O'Lakes on substantially the terms stated in such notice and thereafter to engage, without collaborating with any other person or entity, in such activities without any time limit, free and clear of any obligation to negotiate with Land O'Lakes regarding Land O'Lakes' participation in such activities.

     12. NO WAIVER. No delay or failure by either party to enforce any right or claim which it may have hereunder shall constitute a waiver of such right or claim. Any waiver by a party of any term, provision or condition hereof or of any default hereunder shall be deemed to be a further or continuing waiver of such term, provision or condition or of any subsequent default hereunder.

     13. NOTICES. Any notices required hereunder shall be given in writing and addressed, if to Land O'Lakes, at 4001 Lexington Avenue North, Arden Hills, Minnesota 55440, attention: President, and if to Purchaser, at 4001 Lexington Avenue North, Arden Hills, Minnesota 55440, Attention: President, or in each case at such other address as the notifying party may specify in a notice delivered hereunder to the other party.

     14. HEADINGS. The headings in this Agreement are for convenience of reference only and do not form a part hereof and in no way interpret or construe this Agreement.

     15. INTEGRATION; MODIFICATIONS. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated hereby, superseding any other understandings or agreements, oral or written, with respect thereof. By amending and restating this Agreement, the parties do not intend to and shall not be deemed to have in any way limited the scope of the waiver and consent provided by that letter agreement between Land O'Lakes and Licensor dated March 6, 1997 regarding Licensor's collaboration with Lifeway Foods, Inc. This Agreement shall be amended or modified only by a written instrument signed by the parties hereto.

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     16.  SEVERABILITY.  If any term of this Agreement shall be deemed illegal or unenforceable, the other terms hereof shall not be affected thereby and shall continue in full force and effect.

     17. BINDING EFFECT AND GOVERNING LAW. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the respective parties thereto. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

     18. ARBITRATION. (a) All disputes, controversies or claims arising out of or related to the interpretation or enforcement of this Agreement or any alleged breach, termination or claim of invalidity of this Agreement shall be settled finally and without resort to any legal proceedings (except for the enforcement of the arbitration award) by arbitration conducted in accordance with the provisions of this Section.

     (b) Notwithstanding the foregoing, the remedy at law for any breach of the provisions of this Section is acknowledged by the parties to be inadequate, and an aggrieved party seeking relief or remedies for such a breach shall have the right and is hereby granted the privilege, in addition to all other remedies at law or in equity, to temporary or permanent injunctive relief from any court of competent jurisdiction without the necessity of proving actual damage.

     (c)  In the event of any dispute of the nature described in paragraph
(a) above (including without limitation any dispute regarding an alleged breach or non-compliance, or whether a breach or non-compliance has been cured or cured within the specified period time, or any other aspect of a breach or cure and the dispute arises under or is related to this Agreement) either party may submit the dispute to arbitration by delivering a request for arbitration pursuant to paragraph (d) below. The arbitrator shall be empowered to require appropriate remedies including, but not limited to, termination of the obligation to pay amounts otherwise due or any other rights or obligations hereunder, or any combination thereof. The arbitrator shall not terminate obligations or rights under this Agreement on the basis of non-material breaches or unintentional breaches. Neither party shall have the right to terminate this Agreement or any portion hereof, except insofar as such termination is effected by arbitration according to the above guidelines. All arbitration proceedings shall be held in St. Paul, Minnesota in accordance with paragraph (d) below. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Pending final resolution of the dispute, the parties shall continue to observe the limitations imposed by this Agreement and shall continue to make payment for amounts due in accordance with the provisions of this Agreement.

     (d) If any matter is submitted to arbitration pursuant to this Agreement, the following procedures will be followed:

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         (i)  Either party may initiate arbitration proceedings by delivering a written request for arbitration to the other party stating with specificity the nature of the dispute or disputes to be arbitrated.

         (ii) Arbitration proceedings will be conducted by one arbitrator who will be chosen by mutual agreement of the parties. If the parties are unable to agree upon a single arbitrator within ten business days after receipt of the request for arbitration, then the arbitration proceedings will be conducted by three arbitrators, one chosen by each of the parties and the third chosen by the first two arbitrators. Each party will notify the other party, in writing, of the name and address of its arbitrator within 25 business days after receipt of the request for arbitration. Any party failing to give such written notice will forfeit the right to name an arbitrator, and the second arbitrator will be selected by the American Arbitration Association (AAA) in accordance with the Commercial Arbitration Rules then in effect. The two arbitrators so selected will choose a third. Unless otherwise agreed by the parties, no arbitrator will be an employee, officer, director, counsel, shareholder or consultant for any party to this Agreement.

         (iii) Each arbitrator will be paid a reasonable fee for his or her services and will be reimbursed for reasonable and necessary expenses upon submission of receipts therefor. The fees and expenses of the arbitrator(s), as well as all other out-of-pocket costs of arbitration required under the terms of this provision, will be shared equally by the parties. Costs resulting from requests not required by this provision will be borne by the party making the request.

         (iv) Discovery will be conducted in accordance with the Federal Rules of Civil Procedure, except as otherwise agreed by the parties or as ordered by the arbitrator(s). The arbitrator(s) will determine a discovery schedule which the parties will comply.

         (v) Unless otherwise agreed by the parties and the arbitrator(s), the arbitrator(s) will fix the date and specific location of the arbitration hearing and give the parties at least 30 days' advance notice of the date and location. The hearing will proceed in general in the manner of a non-jury trial under the Federal Rules of Civil Procedure and the arbitrator shall apply the Federal Rules of Evidence. The arbitrator(s) will entertain such presentation of sworn testimony and other evidence, written briefs, and/or oral argument as the parties may wish to present; however, no testimony or exhibits will be admissible unless the adverse party was afforded an opportunity to examine such witnesses and to inspect and copy such exhibits during the pre-hearing discovery phase. Any party may be represented by counsel at the hearing. A qualified court reporter will record and transcribe the proceeding. The arbitrator(s) will apply the substantive law of the State of Minnesota.

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         (vi) Upon request of either party, the arbitrator(s) will provide both parties with written findings of fact and conclusions of law.

         (vii) The decision of the arbitrator(s) will be in writing and will be signed by a majority of the arbitrators. The decision of the arbitrator(s) shall be binding. If the parties settle their dispute during the course of the arbitration, the arbitrator(s) will set forth the terms of the agreed settlement in an award. Such an award may be referred to as a consent award.


         (viii) Any matters not controlled by this provision will be controlled by the Commercial Arbitration Rules of the AAA in effect at the time of the arbitration hearing.

     IN WITNESS WHEREOF, this Amended and Restated License Agreement has been executed by the parties hereto as of March 11, 1998.

                                       LAND O'LAKES, INC.



                                       By   /s/ Christopher Policinski
                                            --------------------------------
                                            Its VP of Strategy & Development
                                                ----------------------------

                                       GALAGEN INC.

                                       By   /s/ Robert Hoerr
                                            --------------------------------
                                             Its  President & CEO
                                                  ----------------------------

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